Exhibit 5

o SHAPIRO BUCHMAN PROVINE PATTON LLP o
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                                        1333 N. California Boulevard, Suite 350
                                        Walnut Creek, California 94596
                                        T 925 944 9700
                                        F 925 944 9701

                                        Reply to:
                                        John W. Carr, Esq.
                                        E-mail: jcarr@sbllp.com

June 25, 2002


Board of Directors
Pacific State Bancorp
1889 W. March Lane
Stockton, California 95207

         Re:   Pacific State Bancorp 1987 and 1997 Stock Option Plans
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Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 to be filed by Pacific State Bancorp (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 146,564 shares of the Company's Common Stock, no par value, issuable under the Company's 1987 and 1997 Stock Option Plans.

         As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion these shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,

SHAPIRO BUCHMAN PROVINE PATTON LLP


/s/ JOHN W. CARR
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John W. Carr